Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Senior Director, Public Relations	Andrew Lacko, Senior Director, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Lisa Hawks, Director, Public Relations	Wade Bronson, Director, Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-5693 or wade.bronson@bestbuy.com

Best Buy’s December Revenue Grows 13% to $8.5 Billion

Company Reports Domestic Comparable Store Sales Gain of 9.3%

Monthly Revenue Summary — Fiscal December

(U.S. dollars in billions)

	Fiscal December 2010		Fiscal December 2010	Fiscal December 2009
	Revenue	Revenue Change(1)	Comparable Store Sales Change(2)	Comparable Store Sales Change(2)
Total Company	$8.5	13%	8.2%	(6.5)%
Domestic Segment	$6.7	13%	9.3%	(6.8)%
International Segment	$1.8	13%	3.5%	(4.2)%

(1) International segment revenue change includes a favorable foreign currency exchange rate impact. Consistent with prior presentations, results of operations in all countries in the international segment other than Canada are reported on a two-month lag.

(2) Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

LAS VEGAS, Jan. 8, 2010 — Best Buy Co., Inc. (NYSE: BBY) today reported from the Consumer Electronics Show that revenue for the fiscal month of December ended Jan. 2, 2010, increased 13 percent to $8.5 billion. The revenue for the five-week period compared with $7.5 billion in revenue for the five-week period ended Jan. 3, 2009. The revenue gain was due primarily to a comparable store sales increase of 8.2 percent, the addition of new stores in the past 12 months and the favorable impact of fluctuations in foreign currency exchange rates.

“Our ability to out-perform the market is due entirely to the hard work of our employees around the world, and it’s very gratifying that our focus on the customer is producing such great results,” said Brian Dunn, CEO of Best Buy. “The holiday selling season is critically important to a retailer. Our preparations for December begin in January, and this year the stakes were higher than ever, given the tough environment we’re all navigating. I couldn’t be more proud of the extraordinary effort our people put forth — at our support, distribution and service centers, and, of course, in our stores.”

Market Share Gains In Connected Devices Drive Domestic Comparable Store Sales Increase

The company’s domestic segment generated $6.7 billion in revenue for fiscal December, an increase of 13 percent when compared with the same period last year. The domestic revenue performance included a comparable store sales increase of 9.3 percent and gains from new stores in the past 12 months. Additionally, the company noted that domestic online revenue in fiscal December increased 34 percent versus the prior year, driven primarily by growth in Web site traffic.

Within the domestic segment, the home office category experienced a 28.5 percent comparable store sales increase driven by Best Buy’s broad assortment of notebook computers and mobile phones combined with a differentiated customer experience. The consumer electronics category posted a 4.5 percent comparable store sales increase as customers continued to respond favorably to Best Buy’s industry-leading assortment of televisions. The appliances category experienced a 16.2 percent comparable store sales increase and the services category recorded flat comparable store sales. The entertainment software category comparable store sales declined 0.6 percent driven primarily by an increase in gaming which was more than offset by continued decreases in music and movies.

Best Buy believes its domestic segment continued to experience strong market share gains during the month ended Nov. 30, 2009, as compared to the prior year, with an acceleration in share gains versus its most recently reported three-month trend. The company believes these gains were most pronounced in categories deemed critical to its connected world strategy such as televisions, notebook computers, digital imaging and mobile phones. Furthermore, the company believes that it continued to gain market share in the month of December versus the prior-year period.

The company’s international segment increased its fiscal December revenue by 13 percent to $1.8 billion as compared to the prior-year period. The increase was driven primarily by the favorable fluctuations in foreign currency exchange rates, the addition of new stores in the past 12 months and comparable store sales gains of 3.5 percent driven by China and Europe. As a reminder, the company’s Europe and China operations are reported on a two-month lag and therefore reflect fiscal October results. Excluding the impact of foreign currency fluctuations, revenue increased 4 percent in fiscal December compared to the prior-year period. A low-single-digit comparable store sales gain in

Europe was driven by improved year-over-year connections growth. The company reported a mid-double-digit comparable store sales gain in China that was driven by strong year-over-year performance during the Golden Week holiday. Strong year-over-year performance during the Boxing Day holiday period in Canada resulted in a low-single-digit comparable store sales decline for the fiscal month of December, an improvement versus the reported fiscal third quarter trend.

Company Maintains Fiscal 2010 Annual Guidance

Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO said, “Our employees have done an outstanding job of meeting the needs of customers and delivering strong performance in this challenging consumer spending environment. Based on fiscal December results, we continue to expect annual revenue and diluted earnings per share results within our previously announced guidance ranges.”

The company expects to report its fiscal fourth-quarter earnings and provide its initial earnings and new store opening guidance for fiscal 2011 on March 25, 2010.

Best Buy’s financial results, current annual financial guidance and other news releases can be found online at the company’s Web site, www.BestBuy.com by clicking on the “For Our Investors” link at the bottom of the page.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements  include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 29, 2009. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China and Mexico, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $45 billion in annual revenue and includes brands such as Best Buy, Audiovisions, The Carphone Warehouse, Future Shop, Geek

Squad, Jiangsu Five Star, Magnolia Audio Video, Napster, Pacific Sales, The Phone House and Speakeasy. Approximately 155,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in its communities. Community partnership is central to the way business is done at Best Buy. In fiscal 2009, Best Buy donated a combined $33.4 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales Change
	Fiscal Month Ended		Fiscal Month Ended
Revenue Category	Jan. 2, 2010	Jan. 3, 2009	Jan. 2, 2010	Jan. 3, 2009
Consumer Electronics	42%	44%	4.5%	(8.7)%
Home Office	28%	24%	28.5%	6.5%
Entertainment Software	22%	25%	(0.6)%	(12.2)%
Appliances	3%	3%	16.2%	(24.5)%
Services	4%	4%	0.0%	(0.5)%
Other	1%	<1%	n.a.	n.a.
Total	100%	100%	9.3%	(6.8)%

International Category Summary

	Revenue Mix Summary		Comparable Store Sales Change
	Fiscal Month Ended		Fiscal Month Ended
Revenue Category	Jan. 2, 2010	Jan. 3, 2009	Jan. 2, 2010	Jan. 3, 2009
Consumer Electronics	31%	30%	(6.0)%	(4.4)%
Home Office	41%	42%	4.7%	(8.3)%
Entertainment Software	12%	11%	4.6%	(3.4)%
Appliances	7%	6%	51.4%	2.7%
Services	9%	11%	3.2%	5.9%
Other	<1%	<1%	n.a.	n.a.
Total	100%	100%	3.5%	(4.2)%

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